Exhibit 10.1

DEBENTURE REPURCHASE AGREEMENT

DEBENTURE REPURCHASE AGREMENT, dated as of September 4, 2012 (this “Agreement”), by and among CNO Financial Group, Inc., a Delaware corporation (the “Company”), and Paulson Credit Opportunities Master Ltd. and Paulson Recovery Master Fund Ltd. (collectively, the “Paulson Holders”) holders of 7.0% Convertible Senior Debentures due 2016 (the “Debentures”) issued by the Company under the Indenture, dated as of October 16, 2009 (as amended, supplemented, or modified from time to time) by and between the Company and The Bank of New York Mellon Trust Company, N.A., as trustee (the “Trustee”).
WHEREAS, the Paulson Holders are the legal and beneficial owners of $199,988,000 aggregate principal amount of the Debentures (the “Subject Debentures”); and
WHEREAS, the Paulson Holders desire to sell to the Company and the Company desires to repurchase from the Paulson Holders the Subject Debentures upon the terms and conditions set forth herein.
NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, each of the Paulson Holders and the Company hereby agree as follows:
1.Repurchase and Sale of the Subject Debentures.

(a)     On the terms and subject to the conditions of this Agreement and in reliance upon the representations, warranties and agreements contained herein, at the Closing (as defined below) each Paulson Holder agrees, severally and not jointly, to sell, transfer and deliver, or cause to be sold, transferred and delivered, to the Company, and the Company shall accept from each such Paulson Holder and repurchase the Subject Debentures beneficially owned by such Paulson Holder for a cash payment for each $1,000 of aggregate principal amount of Subject Debentures equal to the Purchase Price Per Debenture as defined in, and calculated in accordance with, the Term Sheet attached hereto as Annex A.
(b)     The repurchase and sale of the Subject Debentures (the “Closing”) shall take place at the offices of Simpson Thacher & Bartlett LLP, 425 Lexington Avenue, New York, New York 10017 on the closing date of the Financing Transactions (as defined below) (the “Closing Date”). On the Closing Date each Paulson Holder shall deliver, or cause to be delivered, through the facilities of The Depository Trust Company, via an instruction to effect a Deposit/Withdrawal at Custodian (DWAC) withdrawal, to the Trustee (or to such account as the Company may direct the Paulson Holders in writing prior to the Closing Date), the Subject Debentures beneficially owned by such Paulson Holder. On the Closing Date the Company shall deliver cash in an amount equal to the Purchase Price in payment for such Subject Debentures by wire transfer of immediately available funds in accordance with wire instructions delivered in writing to the Company by each Paulson Holder prior to the Closing Date.

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2.Conditions to each Paulson Holder's Obligation to Close. The obligation of each Paulson Holder hereunder to consummate the transactions contemplated by this Agreement are subject to the satisfaction (or waiver) of each of the following conditions:

(a)Each of the representations and warranties of the Company contained in Section 4 shall be true and correct in all material respects (in the case of any representation or warranty not qualified by Material Adverse Effect (as defined below)) or in all respects (in the case of any representation or warranty qualified by Material Adverse Effect) on and as of the Closing Date with the same effect as though such representations and warranties had been made on and as of the Closing Date.

(b)The Company shall in all material respects have performed, satisfied and complied with all of its covenants, agreements and conditions contained in this Agreement that are required to be performed, satisfied or complied with by it on or before the Closing Date.

(c)Since the date of this Agreement, no statute, regulation, executive order, decree, ruling or injunction shall have been enacted, entered, promulgated or endorsed by any court or governmental authority of competent jurisdiction and shall be continuing that prohibits the consummation of any of the transactions contemplated by this Agreement.

3.Conditions to the Company's Obligation to Close. The obligation of the Company hereunder to consummate the transactions contemplated by this Agreement are subject to the satisfaction (or waiver) of each of the following conditions:

(a)Each of the representations and warranties of each Paulson Holder contained in Section 5 shall be true and correct in all material respects on and as of the Closing Date with the same effect as though such representations and warranties had been made on and as of the Closing Date.

(b)Each Paulson Holder shall in all material respects have performed, satisfied and complied with all of its covenants, agreements and conditions contained in this Agreement that are required to be performed, satisfied or complied with by it on or before the Closing Date.

(c)The completion of proposed financing transactions, on terms and conditions satisfactory to the Company, resulting in gross proceeds to the Company of at least $900.0 million (the “Financing Transactions”).

(d)Since the date of this Agreement, no statute, regulation, executive order, decree, ruling or injunction shall have been enacted, entered, promulgated or endorsed by any court or governmental authority of competent jurisdiction and shall be continuing that prohibits the consummation of any of the transactions contemplated by this Agreement.

4.Representations and Warranties of the Company. The Company represents and warrants to each of the Paulson Holders as follows:

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(a)The Company is a corporation duly organized, validly existing and in good standing under the laws of the state of Delaware. The Company has the requisite power and authority to execute and deliver this Agreement and to perform its obligations hereunder.

(b)This Agreement has been duly authorized, executed and delivered by the Company. This Agreement is the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as enforcement may be limited by equitable principles or by bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or limiting creditors' rights generally, and is in full force and effect.

(c)The execution, delivery and performance by the Company of this Agreement and the consummation of the transactions contemplated hereby, do not and will not: (i) violate or conflict with the certificate of incorporation, by-laws or other organizational documents of the Company; (ii) violate or conflict with any judgment, order, decree, statute, law, ordinance, rule or regulation applicable to the Company; or (iii) conflict with, or result in (with or without notice or lapse of time or both) any violation of, or default under, or give rise to a right of termination, acceleration or modification of any obligation or loss of any benefit under any contract, indenture, mortgage, credit agreement, note, debenture or other instrument to which the Company is a party, except in the cases of clauses (ii) and (iii), where the violation, breach, conflict, default, acceleration or modification would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on the Company's ability to consummate the transactions contemplated by this Agreement (a “Material Adverse Effect”). No consent, approval, waiver or authorization is required to be obtained by the Company from any person or entity (including, without limitation, any governmental authority) in connection with the execution, delivery and performance by the Company of this Agreement and the consummation of the transactions contemplated hereby, except for such consents, approvals, waivers or authorizations that, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect.

5.Representations and Warranties of the Paulson Holders. Each Paulson Holder represents and warrants to the Company, severally and not jointly and solely with respect to itself, as follows:

(a)Such Paulson Holder has the requisite power and authority to execute and deliver this Agreement and to perform its obligations hereunder.

(b)This Agreement has been duly authorized, executed and delivered by such Paulson Holder. This Agreement is the legal, valid and binding obligation of such Paulson Holder, enforceable against such Paulson Holder in accordance with its terms, except as enforcement may be limited by equitable principles or by bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or limiting creditors' rights generally, and is in full force and effect.

(c)Such Paulson Holder has good and valid title to aggregate principal

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amount of Debentures set forth next to its name on Schedule 1 to this Agreement, which represent all the Debentures held by such Paulson Holder, and owns and holds the entire right, title, and interest in and to such Debentures (including, without limitation, accrued and unpaid interest thereon), free and clear of any liens, claims or encumbrances (other than those arising as a result of this Agreement) and such Debentures are not subject to any contract, agreement, arrangement, commitment or understanding restricting or otherwise relating to the disposition of such Debentures (other than this Agreement).

(d)Such Paulson Holder is an institutional “accredited investor” (as defined in Rule 501(a)(1), (2), (3) or (7) under the Securities Act of 1933, as amended) and in accordance with Regulation D.

(e)Such Paulson Holder is a sophisticated investor with knowledge and experience in business and financial matters, is accustomed to participating in transactions such as those contemplated by this Agreement, and is able to negotiate the transactions contemplated by this Agreement and to evaluate its merits and risks.

(f)Such Paulson Holder acknowledges that it has had the opportunity to obtain and review information reasonably requested by such Paulson Holder from the Company prior to executing this Agreement or entering into the transactions contemplated hereby.

(g)Such Paulson Holder has conducted its own independent evaluation, made its own analysis and consulted with advisors as it has deemed necessary, prudent or advisable in order for such Paulson Holder to make its own determination and decision to enter into the transactions contemplated by this Agreement and to execute and deliver this Agreement. Such Paulson Holder has adequate information to evaluate the transactions contemplated by this Agreement and has had the opportunity to discuss such information with its advisors. In entering into the transactions contemplated by this Agreement, such Paulson Holder is relying entirely upon such independent evaluation and analysis and consultation with its advisors and has not relied upon any oral or written representations and warranties of any kind or nature by any of the Company or its affiliates (collectively, the “Company Parties”) or anyone affiliated with the Company Parties other than the representations and warranties of the Company set forth in this Agreement. None of the Company Parties nor anyone affiliated with the Company Parties has made any representations or warranties, express or implied, regarding the Company or any aspect of the transactions contemplated by this Agreement, except for the information, representations and warranties set forth in this Agreement, and such Paulson Holder is not relying on any representation or warranty not contained in this Agreement.

6.Covenants.

(a)Prior to the earlier of the Closing Date and the termination of this Agreement in accordance with Section 10 below (the “Termination Date”), each Paulson Holder agrees that, without the Company's prior written consent, it will not, and will cause its controlled affiliates not to pledge, grant a security interest or otherwise

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encumber such Paulson Holder's Debentures (other than those arising as a result of this Agreement).

(b)Prior to the conclusion of the averaging period contemplated by the calculation of the Reference Stock Price as defined in, and calculated in accordance with, the Term Sheet attached hereto as Annex A, and except as provided by the Sales Plan, dated September 7, 2011 among Paulson & Co. Inc., the Company and J.P. Morgan Securities LLC, as in effect on the date of this Agreement, each Paulson Holder agrees that, without the Company's prior written consent, directly or indirectly, buy or otherwise acquire, sell, assign, grant an option with respect to, convert, enter into any derivative or hedging agreement with respect to, transfer or otherwise dispose of any securities of the Company, in whole or in part, or enter into any agreement, arrangement or understanding in connection therewith.

7.Notices. All notices and other communications under this Agreement shall be in writing and shall be deemed given when (i) delivered personally, with written confirmation of acceptance of delivery by the receiving party, (ii) one business day after being delivered for next day delivery to a nationally recognized overnight courier, with written confirmation of acceptance of delivery by the receiving party or (iii) when telecopied (with a confirmation of transmission received by the sender) to the parties at the following addresses (or at such other address as shall be specified by like notice):

if to the Company, to:

CNO Financial Group, Inc.
11825 N. Pennsylvania Street
Carmel, Indiana 46032
Attention: Karl W. Kindig
Facsimile No.:    (317) 817-5948

with a copy (which shall not constitute notice) to:

Simpson Thacher & Bartlett LLP
425 Lexington Avenue
New York, New York 10017
Attention: Gary Horowitz; Roxane Reardon
Facsimile No.: (212) 455-2502

if to the Paulson Holders, to:

Paulson & Co. Inc.
1251 Avenue of the Americas, 50th Floor
New York, NY, 10020
Attn: Mr. Michael Waldorf
Telephone: (212) 956-2221
Fax: (212) 351-5887

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with a copy to:

Kleinberg, Kaplan, Wolff & Cohen, P.C.
551 Fifth Avenue, 18th Floor
New York, New York 10176
Attn:     Mary Kuan, Esq.
Telephone: (212) 986-6000
Fax: (212) 986-8866

8.Announcement. The Company shall after the close of trading on the New York Stock Exchange on the date of this Agreement, but before 6:00 p.m. (local time in New York City, New York), issue a press release (the “Press Release”) disclosing the Company's and the Paulson Holders' entry into this Agreement and certain terms hereof as mutually agreed by the parties. The Paulson Holders shall approve references to the Paulson Holders and repurchase of Debentures contemplated by this Agreement that appear in such Press Release and in the first Current Report on Form 8-K filed by the Company in which the material terms of this Agreement are disclosed (the “Form 8-K”), which consent shall not be unreasonably withheld or delayed.

9.Confidentiality. The Company and each of the Paulson Holders represent that they have not disclosed any information regarding discussions relating to this Agreement or any transactions contemplated herein to any person other than their respective counsel and advisers and have directed their representatives and affiliates not to disclose any such information. Except for the Press Release and otherwise as may be required by applicable law or regulatory requirement, neither the Company nor any Paulson Holder shall disclose the existence or terms of this Agreement, any of the provisions contained herein or any of the transactions contemplated herein to any person other than their respective counsel and advisers, without the prior written consent of the other; provided, however, following the issuance of the Press Release each party hereto may disclose the existence of this Agreement and such terms hereof that are described in the Press Release and/or the Form 8-K without such prior written consent. Notwithstanding the foregoing, (i) nothing contained herein shall prevent any party from promptly making all filings with any governmental entity or supervisory body (including, without limitation, the Company's ongoing reporting obligations under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and the Paulson Holders' reporting obligations under Section 13(d) of the Exchange Act) or disclosures with the stock exchange, if any, on which such party's capital stock is listed, as may, in its judgment, be required in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby, and (ii) that the Company will be permitted to disclose the existence and terms of this Agreement and the transactions contemplated herein to rating agencies, potential lenders and others as may, in its judgment, be required in connection with the consummation of the transactions contemplated by this Agreement.

10.Termination of Agreement. Unless otherwise agreed to in writing by the Company and each of the Paulson Holders, the rights and obligations of the Company and each of the Paulson Holders under this Agreement shall terminate on October 31, 2012, if the Financing Transactions and the transactions contemplated hereby shall not have been consummated by such date. Notwithstanding the foregoing, the Company's and each Paulson

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Holder's respective representations and warranties contained herein shall survive any termination of this Agreement and the Closing.

11.Governing Law; Jurisdiction. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, AS APPLIED TO CONTRACTS MADE AND PERFORMED ENTIRELY WITHIN THE STATE OF NEW YORK. Any legal suit, action or proceeding arising out of or based upon/relating to this Agreement or the transactions contemplated hereby shall be instituted in the federal courts of the United States of America or the courts of the State of New York in each case located in the City of New York and County of New York, and each party irrevocably submits to the exclusive jurisdiction of such courts in any such suit, action or proceeding. The parties irrevocably and unconditionally waive any objection to the laying of venue of any suit, action or proceeding in such courts and irrevocably waive and agree not to plead or claim in any such court that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum.

12.Further Assurances. Each of the parties hereto shall execute and deliver such additional documents, instruments, conveyances and assurances and take such further actions as may be reasonably required to carry out the provisions hereof and give effect to the transactions contemplated hereby.

13.Remedies.

(a)Each party hereto acknowledges that monetary damages would not be an adequate remedy in the event that any covenant or agreement in this Agreement is not performed in accordance with its terms, and it is therefore agreed that, in addition to and without limiting any other remedy or right it may have, the non-breaching party will have the right to an injunction, temporary restraining order or other equitable relief in any court of competent jurisdiction enjoining any such breach and enforcing specifically the terms and provisions hereof. Each party hereto agrees not to oppose the granting of such relief in the event a court determines that such a breach has occurred, and to waive any requirement for the securing or posting of any bond in connection with such remedy.

(b)All rights, powers and remedies provided under this Agreement or otherwise available in respect hereof at law or in equity shall be cumulative and not alternative, and the exercise or beginning of the exercise of any thereof by any party shall not preclude the simultaneous or later exercise of any other such right, power or remedy by such party.

14.Counterparts. This Agreement may be signed in one or more counterparts, each of which shall constitute an original and all of which together shall constitute one and the same agreement.

15.Several Obligations. The Company acknowledges and agrees, any contrary provision of this Agreement notwithstanding, that the obligations of each Paulson Holder hereunder are several and not joint with the obligations of the other Paulson Holder, and no

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Paulson Holder shall be responsible in any way for the performance of the obligations of the other Paulson Holder hereunder.

16.Amendment; Waiver; Consent. This Agreement and its terms may not be changed, amended, waived, terminated, augmented, rescinded or discharged (other than in accordance with its terms), in whole or in part, except by a writing executed by the parties hereto.

17.Costs and Expenses. Each of the Paulson Holders and the Company shall each pay their own respective costs and expenses incurred in connection with the negotiation, preparation, execution and performance of this Agreement, including, but not limited to, attorneys' fees.

18.Severability. If any one or more provisions contained in this Agreement, or the application thereof in any circumstance, is held invalid, illegal or unenforceable, the validity, legality and enforceability of any such provision in every other respect and of the remaining provisions contained herein shall not be affected or impaired thereby.

19.Entire Agreement. This Agreement constitutes the entire agreement of the parties with respect to the subject matter of this Agreement, and supersedes all other prior negotiations, agreements and understandings, whether written or oral, among the parties with respect to the subject matter of this Agreement; provided, however, that any confidentiality agreement executed by any party hereto shall survive this Agreement and shall continue in full force and effect irrespective of the terms hereof.

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IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement as of the date first written above.
    CNO FINANCIAL GROUP, INC.

By: /s/ Frederick J. Crawford
Name: Frederick J. Crawford
Title: Executive Vice President and
Chief Financial Officer

Accepted and agreed:
Paulson Credit Opportunities Master Ltd.

By: /s/ Michael Waldorf
Name: Michael Waldorf
Title: Authorized Signatory

Paulson Recovery Master Fund Ltd.

By: /s/ Michael Waldorf
Name: Michael Waldorf
Title: Authorized Signatory

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Schedule 1

Name of Paulson Holder	Principal Amount of Debentures

Paulson Credit Opportunities Master Ltd.	$99,994,000

Paulson Recovery Master Fund Ltd.	$99,994,000

Annex A
Term Sheet for Debenture Repurchase

This Term Sheet is not an offer, or a solicitation of an offer, to buy or sell securities. The transactions contemplated by this Term Sheet are subject to conditions to be set forth in definitive documents, including any financing conditions described therein. The transactions contemplated by this Term Sheet are subject to market, rating agency and other conditions.

Company:	CNO Financial Group, Inc. (the “Company”).

Paulson Holders:	Paulson Credit Opportunities Master Ltd. and Paulson Recovery Master Fund Ltd. (each, a “Paulson Holder” and collectively, the “Paulson Holders”).

Debentures:	7.0% Convertible Senior Debentures due 2016 of the Company (the “Debentures”).

Conversion Rate:
The conversion rate in effect for the Debentures as of the close of business on the applicable Trading Day.
The Conversion Rate in effect for the first Trading Day immediately following the Commitment Date (i.e., September 5, 2012) is 182.6995 shares of Common Stock per $1,000 principal amount of Debentures.
The Conversion Rate deemed in effect for the Debentures as of the close of business on the second and third Trading Days immediately following the Commitment Date will give effect to the adjustment in respect of the cash dividend of $0.02 per share of Common Stock payable September 24, 2012 (for which the ex dividend date is September 6, 2012) notwithstanding the fact that the adjustment would not have become effective under the indenture governing the Debentures until immediately after the close of business on the record date for such dividend (September 10, 2012).

Common Stock:	Common Stock, par value $0.01 per share, of the Company (the “Common Stock”).

Repurchase Agreement:
Each of the Paulson Holders will enter into a debenture repurchase agreement with the Company on the Commitment Date, pursuant to which each Paulson Holder will agree to sell to the Company the full amount of Debentures for which it is the beneficial owner ($199,988,000 in the aggregate as of the Commitment Date) at the Purchase Price Per Debenture.

Commitment Date:	September 4, 2012, after the close of trading on the New York Stock Exchange.

Closing Date:	The closing date of proposed financing transactions, on terms and conditions satisfactory to the Company, resulting in gross proceeds to the Company of at least $900.0 million.

Purchase Price Per Debenture:
A cash value per $1,000 principal amount of Debentures equal to 97.2% of the Theoretical Value Per Debenture. No additional payment will be made with respect to any accrued and unpaid interest on such Debentures.

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Theoretical Value Per Debenture:
A cash value per $1,000 principal amount of Debentures equal to the sum of: (x) the Conversion Value Per Debenture; (y) the Cash Flow Value Per Debenture (which is meant to approximate the present value of the remaining coupons on the Debentures through and including June 30, 2013); and (z) the Incremental Value Per Debenture (which is meant to approximate the option value of the Debentures).

Conversion Value Per Debenture:
A cash value per $1,000 principal amount of Debentures equal to the sum of: (x) one-third of the product of the Conversion Rate for the first Trading Day immediately following the Commitment Date and the Daily VWAP for such Trading Day; (y) one-third of the product of the Conversion Rate for the second Trading Day immediately following the Commitment Date and the Daily VWAP for such Trading Day; and (z) one-third of the product of the Conversion Rate for the third Trading Day immediately following the Commitment Date and the Daily VWAP for such Trading Day.

Cash Flow Value Per Debenture:	A cash value per $1,000 principal amount of Debentures equal to $67.40.

Incremental Value Per Debenture:	A cash value per $1,000 principal amount of Debentures based upon the Post-Announcement Reference Stock Price using the table below:
	Post-Announcement Reference Stock Price	Incremental Value Per Debenture
	$7.00	$95.20
	$7.25	$79.00
	$7.50	$71.20
	$7.75	$57.00
	$8.00	$50.50
	$8.25	$40.20
	$8.50	$33.00
	$8.75	$28.00
	$9.00	$19.10
	$9.25	$15.00
	$9.50	$9.50
	$9.75	$4.00
	$10.00	$0.00

	If the Post-Announcement Reference Stock Price is not set forth in the table above, the Incremental Value Per Debenture shall be calculated as follows:

• If the Post-Announcement Reference Stock Price is between two Post-Announcement Reference Stock Prices in the table, the Incremental Value Per Debenture will be determined by a straight-line interpolation between the Incremental Value Per Debenture for the higher and lower Post-Announcement Reference Stock Prices.

	• If the Post-Announcement Reference Stock Price is less than $7.00 per share, then the Incremental Value Per Debenture will be equal to $95.20.
	• If the Post-Announcement Reference Stock Price is greater than $10.00 per share, then the Incremental Value Per Debenture will be zero.

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Post-Announcement Reference Price:	The arithmetic average of the Daily VWAP for the three Trading Day period commencing immediately following the Commitment Date.

Daily VWAP:
The per share volume-weighted average price of the Common Stock on the New York Stock Exchange as displayed under the heading “Bloomberg VWAP” on Bloomberg page “CNO <equity> AQR” (or its successor if such page is not available) in respect of the period from the scheduled opening of trading until the scheduled close of trading of the primary trading session on such Trading Day (for the avoidance of doubt, including any “market-on-close” activity). If such volume-weighted average price is unavailable, the market value of one share of the Common Stock on such Trading Day will be determined by the Company's board of directors (or a committee thereof) in a commercially reasonable manner, using a volume-weighted average price method) and will be determined without regard to after hours trading or any other trading outside of the regular trading session.

Trading Day:
Any day in which trading in the Common Stock generally occurs on the New York Stock Exchange, and no “market disruption event” occurs.

A ''market disruption event'' means a failure by the New York Stock Exchange to open for trading during its regular trading session, or the occurrence or existence prior to 1:00 p.m. on any trading day for the Common Stock of an aggregate one-half hour of suspension or limitation imposed on trading (by reason of movements in price exceeding limits permitted by a stock exchange or otherwise) in the Common Stock or in any option contracts or futures contracts relating to the Common Stock.

No Market Manipulation:
The Paulson Holders will agree that, without the Company's prior written consent, they will not, and will cause their respective affiliates to not, directly or indirectly, buy or otherwise acquire, sell, assign, grant an option with respect to, convert, enter into any derivative or hedging agreement with respect, transfer or otherwise dispose of any securities of the Company, in whole or in part, or enter into any agreement, arrangement or understanding in connection therewith until after the conclusion of the averaging period contemplated by the calculation of the Post-Announcement Reference Stock Price, except as provided by the Sales Plan, dated September 7, 2011 among Paulson & Co. Inc., the Company and J.P. Morgan Securities LLC, as in effect on the Commitment Date.

Confidentiality:
Except as may be required by law, rule, regulation, legal process or the request of a regulatory authority, this Term Sheet and all terms of repurchase contemplated herein and all other transactions described herein (including the proposed financing transactions) are confidential and may not be disclosed to any person, other than the parties' counsel and financial advisers, without the prior written consent of the other party; provided, however, that the Company will be permitted to disclose the existence and terms of this Term Sheet and the transactions contemplated herein to rating agencies, potential lenders and others as may, in its judgment, be required in connection with the consummation of the transactions contemplated by this Term Sheet; provided, further, that the confidentiality provisions in this Term Sheet will be superceded by confidentiality provisions in any debenture repurchase agreement among the Company and the Paulson Holders.

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